Exhibit 99.1

PRESS RELEASE

Tivic Health and Reliefband Technologies, LLC Terminate Acquisition Agreement

Tivic remains committed to ClearUP growth

SAN FRANCISCO – December 9, 2022 – Tivic Health® Systems, Inc. (“Tivic”) (Nasdaq: TIVC), a commercial-phase health technology company that develops and commercializes bioelectronic medicine, today announced that Tivic Health and Reliefband Technologies, LLC have, by mutual agreement, terminated the parties’ agreement for the acquisition of the Reliefband product line and related assets entered into on October 7, 2022. Information regarding the termination is contained in the company’s Current Report on Form 8-K filed with the SEC.

"The current capital market conditions are volatile and, after reviewing various financing alternatives, we believe proceeding with the acquisition is not in the best interest of our stakeholders at this time,” said Jennifer Ernst, CEO of Tivic Health. “The relationship between Tivic Health and Reliefband management remains on good terms despite both teams’ disappointment in the outcome. We remain committed to our growth strategy and will continue to evaluate M&A, licensing, and partnership opportunities. Our focus in the near term will be to accelerate sales of ClearUP and expand our organic product pipeline."

About Tivic

Tivic Health Systems, Inc. is a commercial-phase health technology company delivering non-invasive bioelectronic treatments that provide consumers with a choice in the treatment of inflammation and certain other related conditions. For more information visit https://tivichealth.com @TivicHealth.

Forward-Looking Statements

This press release may contain “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Tivic Health Systems, Inc.’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: market and other conditions; supply chain constraints; macroeconomic factors, including inflation; the risks that the ongoing COVID-19 pandemic may disrupt Tivic’s business more severely than anticipated; and unexpected costs, charges or expenses that reduce Tivic’s capital resources. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Tivic’s actual results to differ from those contained in the forward-looking statements, see Tivic’s filings with the SEC, including, its Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 31, 2022, under the heading “Risk Factors”; its Registration Statement on S-1, filed with the SEC on October 26, 2022, under the heading “Risk Factors”; as well as the company’s subsequent filings with the SEC. Forward-looking statements contained in this press release are made as of this date, and Tivic Health Systems, Inc. undertakes no duty to update such information except as required by applicable law.

Media Contact:

Cheryl Delgreco

Cheryl.Delgreco@tivichealth.com

617-429-6749

Investor Contact:

Hanover International, Inc.

ir@tivichealth.com